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                                                                    Exhibit 12.1

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

         The following table sets forth The PMI Group's consolidated ratio of earnings to fixed charges for the periods indicated.

         For purposes of the ratio of earnings to fixed charges, "earnings" represent income from continuing operations before income taxes plus fixed charges. "Fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense plus distributions on preferred capital securities. As of the date of this prospectus, we have no preferred stock outstanding.

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

                                          Six Months Ended
                                           June 30, 2001                        Year Ended December 31,
                                       -----------------------    -----------------------------------------------------
                                                                    2000       1999       1998       1997      1996
                                                                    ----       ----       ----       ----      ----
Ratio of Earnings to Fixed Charges
(unaudited).......................              19.0                17.8       15.8       15.6       15.3      67.0
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